                                                                    EXHIBIT 11.1

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)



                                                                           THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                              JUNE 30, 1997,          JUNE 30, 1997
                                                                           ------------------       -----------------
PRIMARY EARNINGS PER SHARE CALCULATION:
Net loss applicable to common stock .......................................    $(12,622)                $(2,554)
Shares:
 Weighted average number of shares of common stock outstanding ............      15,572                  16,004
Weighted average common stock equivalents applicable to stock options
   and warrants (b) .......................................................           0                       0
                                                                               --------                 -------
 Weighted average shares used for computation .............................      15,572                  16,004
                                                                               ========                 =======
 Net loss per common share ................................................    $  (0.81)                $ (0.16)

FULLY DILUTED EARNINGS PER SHARE CALCULATION:
Net loss applicable to common stock .......................................    $(12,622)                $(2,554)
Shares:
 Weighted average number of shares of common stock outstanding ............      15,572                  16,004
Weighted average common stock equivalents applicable to stock options
   and warrants (b) .......................................................           0                       0
                                                                               --------                 -------
 Weighted average shares used for computation .............................      15,572                  16,004
                                                                               ========                 =======
 Net loss per common share (a) ............................................    $  (0.81)                $ (0.16)




Note: Earnings per common share is presented above for the three and nine months ended June 30, 1997 only as Billing Information Concepts Corp. had no publicly held common shares outstanding prior to August 2, 1996.

(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

(b) The options and warrants have an antidilutive effect in periods with losses, and are therefore excluded from the computation.





                                      19